EXHIBIT 99.1

News Release       News Release       News Release       News Release       News

                      AMERICAN EXPRESS AND MBNA ANNOUNCE
                             CARD ISSUING ALLIANCE

          MBNA TO BE FIRST U.S. BANK TO ISSUE CREDIT CARDS ACCEPTED
                          ON AMERICAN EXPRESS NETWORK

NEW YORK, NY AND WILMINGTON, DE (January 29, 2004)---American Express and MBNA Corporation today announced that MBNA will issue its own American Express-branded credit cards in the United States. In addition, the companies confirmed plans for MBNA to issue American Express-branded credit cards in Canada, Spain, and the United Kingdom. The cards will carry the American Express logo and will be accepted on the American Express global merchant network. MBNA will own the loans and will manage and service the accounts on its own systems.

Financial terms of the transaction were not disclosed.

The agreement is the first of its kind in the United States between American Express and a major U.S. financial institution. MBNA will begin issuing the credit cards later this year, at which time product details will be available.

As a result of this agreement, MBNA will issue credit cards from each of the three leading payment networks, offering its customers a broader range of products and providing greater value, convenience, and choice. The new credit card products developed by MBNA as part of this agreement will be marketed to MBNA's qualified existing customers and new prospects.

MBNA is the world's largest independent credit card issuer. The company has affinity or co-branded relationships with more than 5,000 organizations, including professional associations, colleges and universities, and sports teams and, through these relationships, has built a broad base of loyal, high-spending cardholders who comprise one of the most attractive customer segments for merchants worldwide.

"Today's news marks a fundamental change in the U.S. credit card industry and we believe it will lead to better value and greater choice for consumers," said Ken Chenault, Chairman and CEO of American Express. "Our partnership with MBNA will be a catalyst for change and generate an environment that fosters greater product innovation in the years ahead. This partnership will also leverage the American Express global network, and help to deliver even greater value to merchants in the form of additional high-spending, loyal customers."

Commenting on the announcement, MBNA President and CEO Bruce L. Hammonds said, "Research we've performed over the years tells us that our customers, our affinity partners, and the members of our affinity groups will be very receptive to an MBNA product with an American Express brand. We are pleased to have an agreement with American Express that makes economic sense for both organizations and that provides MBNA numerous marketing opportunities around the world."

This alliance links the unique strengths of the American Express brand with the marketing strength of MBNA to provide MBNA's customers with credit card products that will deliver superior service and a wide array of benefits. The partnership will help MBNA expand its product offerings and increase customer loyalty.

John R. Cochran, President and CEO of MBNA America Bank, N.A., MBNA's primary operating company, said, "This is a great opportunity for MBNA. American Express is a terrific global brand, and incorporating it into our marketing efforts around the world will have broad appeal to our customers. We look forward to working with American Express to make this program a success."
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ABOUT AMERICAN EXPRESS
American Express Company is a diversified worldwide travel, financial and network services company, founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking.

Since 1996, American Express has been aggressively pursuing a strategy of opening its merchant network and card product portfolio to third party issuers around the world. By leveraging its global infrastructure and the powerful appeal of the American Express brand, the Company aims to gain even broader reach for its network worldwide. American Express has now established 80 card-issuing partnership arrangements in close to 90 countries.

For more information about American Express and the partnership with MBNA, please visit www.americanexpress.com/bankpartnership.

ABOUT MBNA
MBNA Corporation, a bank holding company and parent of MBNA America Bank, N.A., a national bank, is the largest independent credit card lender in the world. MBNA also provides retail deposit, consumer loan, and insurance products. MBNA.com provides credit card, consumer loan, retail deposit, travel, and shopping services.


FOR MORE INFORMATION, PLEASE CONTACT:

AMERICAN EXPRESS
Molly Faust: (212) 640-0624
Tony Mitchell: (212) 640-9668

MBNA
Jim Donahue: (302) 432-1342